Calculation of Filing Fee Tables
F-1
Black Titan Corp
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Ordinary Shares issuable upon conversion of convertible	Other	6,157,019	$ 1.29	$ 7,942,554.51	0.0001381	$ 1,096.87
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 7,942,554.51		$ 1,096.87
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 1,096.87
			Net Fee Due:						$ 0.00
Offering Note
[1]	The number of shares registered represents a good faith estimate of the maximum number of registrant's ordinary shares issuable upon conversion of $1,515,000 million in aggregate principal amount of convertible promissory notes issued pursuant to that certain Securities Purchase Agreement, dated January 16, 2026, by and among Black Titan Corporation and the selling shareholders named in this prospectus. Calculated pursuant to Rule 457(c) based on the average of the high and low prices of the registrant's ordinary shares as reported on Nasdaq within five business days prior to the filing of this registration statement on March 23, 2026. The Registrant will not receive any proceeds from the sale of its ordinary shares by the selling shareholders.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims	1	Black Titan Corp	F-1	333-293538	02/18/2026		$ 1,096.87	Equity	Ordinary Shares issuable upon conversion of convertible notes		$ 1,096.87
Fee Offset Sources		Black Titan Corp	F-1	333-293538		02/18/2026						$ 14,915.92
Rule 457(p) Statement of Withdrawal, Termination, or Completion:
[1]	A filing fee of $14,915.92 was previously paid in connection with the initially filed Registration Statement on Form S-3 (No. 333-293538) (the "Registration Statement") filed by the registrant on February 18, 2026. The number of securities to be registered have been reduced, and the registration statement has not been declared effective. In accordance with Rule 457(p) of the Securities Act, such previously paid filing fee is being used to offset the filing fee payable in connection with the Amendment No.1 to the Registration Statement on Form F-1 (No. 333-293538). The number of shares has been reduced to $7,942,554.51. As a result, $14,915.92 of the fee previously paid in connection with the Registration Statement remains available to be used to offset the fee currently due. In accordance with Rule 457(p) under the Securities Act, the registrant is using the unused filing fees to offset the filing fee payable in connection with this filing. The registrant respectfully requests that, in accordance with Rule 457(p) under the Securities Act of 1933, as amended, the excess filing fee of $13,819.06 be available for offset against future registration statement filing fees.

Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date